As filed with the Securities and Exchange Commission on April 14, 2017	Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNATRONICS CORPORATION
(Exact name of Registrant as specified in its charter)

Utah	87-0398434
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
7030 Park Centre Dr.
Cottonwood Heights, Utah 84121
(801) 568-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kelvyn H. Cullimore, Jr.
Chief Executive Officer
7030 Park Centre Dr.
Cottonwood Heights, Utah 84121
(801) 568-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Wayne D. Swan
Kevin R. Pinegar
Durham Jones & Pinegar, P.C.
111 South Main, Suite 2400
Salt Lake City, Utah 84111
(801) 297-1100 (Telephone) (801) 415-3500 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value per share	1,559,000	$2.88	$4,489,920	$520.39
Common Stock, underlying Series B Convertible Preferred Stock	1,559,000	$2.88	$4,489,920	$520.39
Common Stock, underlying Warrants	2,338,500	$2.75	$6,430,875	$745.34
Total	5,456,500		$15,410,715	$1,786.12

(1)
This Registration Statement registers: (a) 1,559,000 shares of common stock, no par value ("Common Stock") of Dynatronics Corporation (the "Company"); (b) an additional 1,559,000 shares of Common Stock issuable upon conversion of 1,559,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred Stock") and (c) 2,338,500 shares of Common Stock issuable upon exercise of common stock purchase warrants (the "Warrants"). The Common Stock referred to above in (a), the Series B Preferred Stock and the Warrants were issued by the Company to the selling shareholders identified herein in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of additional shares of Common Stock: (i) issued and issuable in lieu of cash dividends on the Series B Preferred, and (ii) issued or then issuable upon any stock split, dividend, or other distribution, recapitalization or similar event with respect to the foregoing.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the NASDAQ Capital Market on April 11, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL [__], 2017
DYNATRONICS CORPORATION
1,559,000 Shares of Common Stock
1,559,000 Shares of Common Stock Issuable upon
Conversion of Preferred Stock
2,338,500 Shares of Common Stock Issuable upon
Exercise of Warrants

This prospectus covers the sale or other disposition from time to time of up to 5,456,500 shares of our common stock, no par value per share ("Common Stock"), including a total of 1,559,000 shares issuable upon conversion of shares of our Series B Convertible Preferred Stock ("Series B Preferred Stock") and 2,338,500 shares issuable upon exercise of warrants (the "Warrants"), by the selling shareholders identified in this prospectus, including their transferees, pledgees, donees or successors.  In addition, this prospectus relates to an undetermined number of additional shares of our Common Stock (i) issued and issuable in lieu of cash dividends on the Series B Preferred Stock, and (ii) issued or then issuable upon any stock split, dividend, or other distribution, recapitalization or similar event with respect to the foregoing, that may be offered from time to time by the selling shareholders identified in this prospectus, including their transferees, pledgees, donees or successors.
The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
We are not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our Common Stock by the selling shareholders, other than any proceeds from the cash exercise of the Warrants by the selling shareholders to purchase shares of our Common Stock.
We have paid the fees and expenses incident to the registration of the shares of Common Stock for sale by the selling shareholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares.
Our Common Stock is listed on the NASDAQ Capital Market under the symbol "DYNT." On April 12, 2017, the last reported sale price of our Common Stock was $2.85 per share.
Investing in our securities involves risk. Please see "Risk Factors" on page [4] for a discussion of certain risks that you should consider in connection with an investment in the securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [_______________], 2017.

TABLE OF CONTENTS

About This Prospectus	3

Where You Can Find More Information	3

Documents Incorporated by Reference	3

Information Regarding Forward-Looking Statements	4

Risk Factors	4

Use of Proceeds	5

Selling Shareholders	5

Description of Capital Stock	10

Description of Warrants	14

Plan of Distribution	15

Legal Matters	16

Experts	17

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), that we filed with the Securities and Exchange Commission (the "SEC") using the "shelf" registration process. Under this shelf registration process, the selling shareholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time a selling shareholder offers the securities described in this prospectus, the selling shareholder may be required to provide the offeree with this prospectus, and in certain cases, a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information" before you make an investment decision.
You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners. As used in this prospectus, unless the context otherwise requires, all references to "we," "us," "our," the "Company" and "Dynatronics," are to Dynatronics Corporation, a Utah corporation, and its subsidiaries, collectively.  All references to "this prospectus" refer to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov and on our corporate website at www.dynatronics.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.
In particular, we incorporate by reference into this prospectus the documents listed below (and any amendments thereto) and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been sold by the selling shareholders as described in this prospectus (other than, in each case, documents or information deemed to have been "furnished" and not "filed" in accordance with SEC rules) or such registration statement has been withdrawn:
•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016 and December 31, 2016;

•
our Current Reports on Form 8-K and/or 8-K/A filed on July 8, 2016, July 21, 2016, September 30, 2016, October 27, 2016, December 21, 2016, January 3, 2017, March 22, 2017, April 4, 2017, and April 13, 2017;

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended June 30, 2016 filed on October 26, 2016);

•	Our Definitive Proxy Statement filed on Schedule 14A on October 28, 2016, relating to our Annual Meeting of Shareholders held December 16, 2016; and

•
The description of our Common Stock contained in our registration statement on Form S-1, as amended, initially filed with the SEC and effective November 2, 1984 (No. 2-85045), including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our Common Stock.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost to you, by writing or calling us at the following address:
Dynatronics Corporation
Attention: Vice President of Business Development
7030 Park Centre Dr.
Cottonwood Heights, Utah 84121
(801) 568-7000
Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus, including information in documents incorporated by reference in this prospectus, includes statements of our expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, may relate to the discussion of our business strategies and our expectations concerning future operations and business plans, our future growth strategy, including our plans to expand, develop, or acquire particular operations or businesses, margins, profitability, trends, investing, financing activities for our future liquidity and capital resources, and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "think," "estimate," "seek," "predict," "could," "project," "potential," "continue" and other similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Such risks and other factors include those listed in the "Risk Factors" incorporated by reference into this prospectus from our Annual Report on Form 10-K, as updated by subsequent reports.
When considering forward-looking statements in this prospectus or that we make in reports or statements that are incorporated into this prospectus by reference, you should keep in mind the cautionary statements incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or other developments, except as required by applicable laws and regulations.
RISK FACTORS
Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS
The selling shareholders will receive all of the net proceeds from the sale of their Common Stock under this prospectus, including the Common Stock underlying the Series B Preferred Stock and the Warrants. We will not receive any of the proceeds from the sale of the Common Stock by the selling shareholders.
The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling shareholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.
SELLING SHAREHOLDERS
Private Placement in Connection with Acquisition

On April 3, 2017, we closed the purchase of substantially all of the assets of Hausmann Industries, Inc., a New Jersey corporation ("HII"), for $10.0 million in cash, subject to adjustment (the "Acquisition").
Also on April 3, 2017, in connection with the Acquisition, we closed on the sale of equity securities for gross proceeds of $7,795,000 (the "Private Placement") pursuant to the terms of a Securities Purchase Agreement dated March 21, 2017 (the "Securities Purchase Agreement") entered into with certain accredited investors, including institutional investors (the "Investors").  In the Private Placement, we sold 1,559,000 Units at $5.00 per Unit, each Unit made up of one share of our Common Stock at $2.50 per share, one share of Series B Preferred Stock at $2.50 per share, and a warrant to purchase 1.5 shares of Common Stock, exercisable at $2.75 per share for six years (herein, and as defined above, the "Warrants").
The Units and their component and underlying securities were offered and will be issued in reliance upon exemptions from the registration requirements of the Securities Act, including Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, relating to sales by an issuer not involving any public offering, and in reliance on similar exemptions under applicable state laws. Each Investor represented that it is an accredited investor and that it is acquiring the securities for his own account, for investment purposes only, and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws. Securities issued in the Private Placement are "restricted securities" under the Securities Act and may not be transferred, sold or otherwise disposed of unless they are subsequently registered or an exemption is available under the Securities Act.
As a condition to closing the Private Placement, we and the Investors entered into a registration rights agreement (the "Registration Rights Agreement") which requires us to file a registration statement with the SEC within 45 days of the closing, to register the resale of shares of Common Stock included in or issuable with respect to the Units, including the shares of Common Stock underlying conversion of the Series B Preferred Stock and exercise of the Warrants, as described above.  This prospectus is a part of the registration statement we filed with the SEC to fulfill our obligations under the Registration Rights Agreement.
Certain of our officers and directors and significant shareholders, as well as Mr. David Hausmann and members of his family (owners of HII), invested in the Private Placement. Certain of the Investors in the Private Placement are deemed to be insiders (officers, directors, employees or consultants of the Company) under applicable rules of The NASDAQ Stock Market ("NASDAQ"). In addition, certain Investors entered into agreements with the Company in connection with the offering to defer receipt of the securities purchased in the Private Placement.  Pursuant to the terms of the Securities Purchase Agreement, we covenanted to obtain approval of our shareholders ("Shareholder Approval") as may be required by the NASDAQ Listing Rules to issue the shares of Common Stock included in the Units and underlying the conversion, payment of dividends and redemption of the Series B Preferred, and execution of the Warrants.  Accordingly, until we have obtained Shareholder Approval, we will not issue any shares of Common Stock as part of the Units or otherwise in an amount that exceeds 19.9% of the issued and outstanding shares of Common Stock of the Company. In addition, until we have obtained Shareholder Approval, we will not issue any shares of Common Stock to any insider or to any Investor who has agreed to defer the issuance of such Investor's Common Stock. Consequently, at the closing of the Private Placement we issued a total of 600,000 shares of Common Stock to two Investors, which represents approximately 19.7% of our issued and outstanding Common Stock.

Table of Selling Shareholders

This prospectus covers the public resale of the shares owned or to be acquired by the Investors in connection with the Private Placement, listed in the table below as the selling shareholders. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares owned by them. The selling shareholders may sell some, all or none of the shares covered by this prospectus, and make no representation that the shares will be offered for sale. The table below presents information regarding the selling shareholders and the shares that they may offer and sell from time to time under this prospectus.
The following table sets forth:
•	the number of shares beneficially owned by the selling shareholders prior to the sale of the shares covered by this prospectus;

•	the number of shares that may be offered by the selling shareholders pursuant to this prospectus;

•	the number of shares to be beneficially owned by the selling shareholders and their affiliates following the sale of any shares covered by this prospectus; and

•	the percentage of our issued and outstanding Common Stock to be beneficially owned by the selling shareholders and their affiliates following the sale of all shares covered by this prospectus.
All information with respect to Common Stock ownership of the selling shareholders has been furnished by or on behalf of the selling shareholders and is as of April 14, 2017. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in this section, each of the selling shareholders and its affiliates identified herein have sole voting and dispositive power with respect to the Common Stock reported as beneficially owned by it. Because the selling shareholders may sell some or all of the shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders in the future. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that each selling shareholder will sell all of the shares owned beneficially by it listed in the table below that are covered by this prospectus.
Under the terms of the Warrants, the selling shareholders, unless they elect otherwise, may not exercise the Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise (subject to adjustment up to 9.99% upon the fulfillment of certain conditions), excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column of the table below assumes full exercise of the Warrants held by the selling shareholders, and does not reflect the limitations set forth in this paragraph.
In addition, shares of our Series B Preferred Stock may not be converted by the selling shareholders, unless they elect otherwise, if such conversion would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99% of our then outstanding Common Stock following such conversion (subject to adjustment up to 9.99% upon the fulfillment of certain conditions). The number of shares in the second column of the table below assumes full conversion of the Series B Preferred Stock held by the selling shareholders, and does not reflect the limitations set forth in this paragraph.
The third column of the table lists the shares of Common Stock being offered by this prospectus by the selling shareholders.
In accordance with the terms of the Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the selling shareholders as part of the Units in the Private Placement, (ii) the shares of Common Stock underlying conversion of the Series B Preferred Stock sold as part of the Units, without regard to any limitations on the conversion of the Series B Preferred Stock, (iii) the maximum number of shares of Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants, and (iv) an indeterminate number of additional shares of Common Stock: (a) issued and issuable in lieu of cash dividends on the Series B Preferred Stock, and (b) issued or then issuable upon any stock split, dividend, or other distribution, recapitalization or similar event with respect to the forgoing.

The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."
Beneficial ownership for the purposes of the table is determined in accordance with the rules and regulations of the SEC.  The SEC rules regarding beneficial ownership determination generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. We intend to hold a meeting of shareholders in the near future for the purpose of obtaining Shareholder Approval as described above.  However, we cannot determine with certainty at this time whether, or if, Shareholder Approval will be secured within 60 days.  For purposes only of the table calculations presented below, we assume that the Company will secure the Shareholder Approval referred to above, and that the selling shareholders are therefore beneficial owners of all Common Stock included in the Units, all Common Stock underlying the conversion, payment of dividends and redemption of the Series B Preferred Stock, and all Common Stock issuable upon exercise of the Warrants.  Except as disclosed in the table, we believe that the selling shareholders and their affiliates identified herein possess sole voting and investment power over all shares of Common Stock shown as beneficially owned by such selling shareholders and affiliates.
Name of Selling Shareholders	Number of Shares Beneficially Owned Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares (*if 1% or more)

Armistice Capital Master Fund, Ltd. (1)	1,750,000	1,750,000	0	*	%
First Light Focus Fund LP (2)	350,000	350,000	0	*
Strategic Concept Inc. (3)	90,000	70,000	20,000	*
VEF LP (4)	157,500	157,500	0	*
Warren A. Raybould and Sherry B. Essig, Jt. Tenancy (5)	35,000	35,000	0	*
Provco Ventures I L.P. (6)	1,966,996	700,000	1,266,996	21.6
Brian M. Larkin (7)	207,297	70,000	137,297	2.9
John J. Park (8)	21,000	21,000	0	*
James M. Sullivan (9)	70,000	70,000	0	*
Christopher R. von Jako (10)	216,704	91,000	125,704	2.6
Stuart M. Essig (11)	3,862,840	1,050,000	2,812,840	38.4
Stuart M. Essig 2007 Family Trust (12)	3,862,840	1,050,000	2,812,840	38.4
David H. Hausmann (13)	319,000	315,000	4,000	*
Helen Hausmann (14)	210,000	210,000	0	*
James N. Ogilvie (15)	56,864	7,000	49,864	*
Kingsbrook Opportunities Master Fund LP (16)	350,000	350,000	0	*
Horberg Enterprises LP (17)	212,500	210,000	2,500	*

(1)
Armistice Capital Master Fund, Ltd.:  Number of shares beneficially owned prior to offering includes 500,000 shares of Common Stock owned of record, 500,000 shares issuable upon conversion of Series B Preferred Stock, and 750,000 shares issuable upon exercise of Warrants.  The address of this shareholder is 510 Madison Ave, 22nd Floor, New York, New York 10022.

(2)
First Light Focus Fund LP:  Number of shares beneficially owned prior to offering includes 100,000 shares of Common Stock owned of record, 100,000 shares issuable upon conversion of Series B Preferred Stock, and 150,000 shares issuable upon exercise of Warrants.  The address of this shareholder is 3300 Edinborough Way, Suite 201, Edina, MN  55435.

(3)
Strategic Concept Inc.:  Number of shares beneficially owned prior to offering includes 20,000 shares of Common Stock owned of record, 20,000 shares of Common Stock issued as part of the Units, 20,000 shares issuable upon conversion of Series B Preferred Stock, and 30,000 shares issuable upon exercise of Warrants. The address of this shareholder is 46 Parsonage Hill Road, Short Hills, NJ  07078.

(4)
VEF LP:  Number of shares beneficially owned prior to offering includes 45,000 shares of Common Stock owned of record, 45,000 shares issuable upon conversion of Series B Preferred Stock, and 67,500 shares issuable upon exercise of Warrants.  The address of this shareholder is c/o Balmoral Funds, 11150 Santa Monica Blvd, Ste 825, Los Angeles, CA  90025.

(5)
Warren A. Raybould:  Number of shares beneficially owned prior to offering includes 10,000 shares of Common Stock owned of record, 10,000 shares issuable upon conversion of Series B Preferred Stock, and 15,000 shares issuable upon exercise of Warrants.  The address of this shareholder is 1907 Saint Marys St, Raleigh, NC  27608.

(6)
Provco Ventures I L.P.:  The General Partner of Provco Ventures I L.P. is Provco, LLC.  The sole member of Provco, LLC is Richard E. Caruso, Ph.D.  Mr. David B. Holtz, a principal of Provco Group Ltd., is a Preferred Director and a member of our Board of Directors. The number of shares beneficially owned prior to offering includes 484,000 shares issuable upon conversion of Series A Preferred Stock, 726,000 shares issuable upon the exercise of Series A Warrants, 56,996 shares of Common Stock received to date as dividends on Series A Preferred, 200,000 shares of Common Stock issued as part of the Units, 200,000 shares issued upon conversion of the Series B Preferred, and 300,000 shares issuable upon exercise of the Warrants.  The address of this shareholder is 795 E. Lancaster Ave, Suite 200, Villanova, PA  19085.

(7)
Brian M. Larkin:  Mr. Larkin is a Preferred Director and a member of our Board of Directors.  The number of shares beneficially owned prior to offering includes 48,000 shares issuable upon conversion of Series A Preferred Stock, 72,000 shares issuable upon the exercise of Series A Warrants, 5,704 shares of Common Stock received to date as dividends on Series A Preferred, 11,593 shares of Common Stock received as director compensation, 20,000 shares of Common Stock issued as part of the Units, 20,000 shares issued upon conversion of the Series B Preferred, and 30,000 shares issuable upon exercise of the Warrants.  The address of this shareholder is 526 E. Evergreen Avenue, Wyndmeer, PA  19038.

(8)
John J. Park:  Number of shares beneficially owned prior to offering includes 6,000 shares of Common Stock owned of record, 6,000 shares issuable upon conversion of Series B Preferred Stock, and 9,000 shares issuable upon exercise of Warrants. The address of this shareholder is c/o Cardinal Partners, 230 Nassau Street, Princeton, NJ  08542.

(9)
James M. Sullivan:  Number of shares beneficially owned prior to offering includes 20,000 shares of Common Stock owned of record, 20,000 shares issuable upon conversion of Series B Preferred Stock, and 30,000 shares issuable upon exercise of Warrants.  The address of this shareholder is 9203 Oaklyn Terrace, Potomac, MD  20854.

(10)
Christopher R. von Jako:  Number of shares beneficially owned prior to offering includes 48,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 72,000 shares issuable upon exercise of Series A Warrants, 5,704 shares of Common Stock received to date as dividends on Series A Preferred Stock, 26,000 shares of Common Stock underlying the Units, 26,000 shares issuable upon conversion of Series B Preferred Stock, and 39,000 shares issuable upon exercise of Warrants. The address of this shareholder is 7 Charing Cross, Lynnfield, MA  01940.

(11)
Stuart M. Essig:  Mr. Essig is an observer to our Board of Directors. Erin S. Enright is Trustee of the Stuart M. Essig 2007 Family Trust (the "Essig Trust") and is the wife of Mr. Essig.  Ms. Enright is a Preferred Director and member of our Board of Directors. The number of shares beneficially owned prior to offering includes 880,000 shares issuable upon conversion of Series A Preferred Stock held by Stuart Essig, 188,800 shares issuable upon conversion of Series A Preferred Stock held by the Essig Trust, 1,320,000 shares issuable upon the exercise of Series A Warrants held by Stuart Essig, 283,200 shares issuable upon the exercise of Series A Warrants held by the Essig Trust, 125,384 shares of Common Stock received to date as dividends on Series A Preferred held by Stuart Essig, 15,456 shares of Common Stock received by Ms. Enright as director compensation, 260,000 shares of Common Stock issued to Mr. Essig as part of the Units, 260,000 shares issued to Mr. Essig upon conversion of the Series B Preferred, and 390,000 shares issuable to Mr. Essig upon exercise of the Warrants.  Also includes 40,000 shares of Common Stock issued to the Essig Trust as part of the Units, 40,000 shares issued to the Essig Trust upon conversion of the Series B Preferred Stock, and 60,000 shares issuable to the Essig Trust upon exercise of the Warrants. Mr. Essig has sole voting and dispositive power over all shares of stock held by Mr. Essig; neither Ms. Enright nor the Essig Trust has shared voting or dispositive  power over these shares.  Ms. Enright has sole voting and dispositive power over all shares of stock held by Ms. Enright; neither Mr. Essig nor the Essig Trust have shares voting or dispositive power over these shares.  Ms. Enright and the Essig Trust have shared voting and dispositive power over all shares of stock held by the Essig Trust; Mr. Essig has no shares voting or dispositive power over these shares.  The address of this shareholder is 174 Nassau Street #320, Princeton, New Jersey, 08542.

(12)
The Essig Trust:  Erin S. Enright is Trustee of the Essig Trust and is the wife of Mr. Essig.  Ms. Enright is a Preferred Director and member of our Board of Directors. The number of shares beneficially owned prior to offering includes 880,000 shares issuable upon conversion of Series A Preferred Stock held by Stuart Essig, 188,800 shares issuable upon conversion of Series A Preferred Stock held by the Essig Trust, 1,320,000 shares issuable upon the exercise of Series A Warrants held by Stuart Essig, 283,200 shares issuable upon the exercise of Series A Warrants held by the Essig Trust, 125,384 shares of Common Stock received to date as dividends on Series A Preferred held by Stuart Essig, 15,456 shares of Common Stock received by Ms. Enright as director compensation, 260,000 shares of Common Stock issued to Mr. Essig as part of the Units, 260,000 shares issued to Mr. Essig upon conversion of the Series B Preferred, and 390,000 shares issuable to Mr. Essig upon exercise of the Warrants.  Also includes 40,000 shares of Common Stock issued to the Essig Trust as part of the Units, 40,000 shares issued to the Essig Trust upon conversion of the Series B Preferred Stock, and 60,000 shares issuable to the Essig Trust upon exercise of the Warrants.  Mr. Essig has sole voting and dispositive power over all shares of stock held by Mr. Essig; neither Ms. Enright nor the Essig Trust has shared voting or dispositive  power over these shares.  Ms. Enright has sole voting and dispositive power over all shares of stock held by Ms. Enright; neither Mr. Essig nor the Essig Trust have shares voting or dispositive power over these shares.  Ms. Enright and the Essig Trust have shared voting and dispositive power over all shares of stock held by the Essig Trust; Mr. Essig has no shares voting or dispositive power over these shares. The address of this shareholder is 174 Nassau Street #320, Princeton, New Jersey, 08542.

(13)
David Hausmann: Number of shares beneficially owned prior to offering includes 4,000 shares of Common Stock held of record, 90,000 shares of Common Stock issued as part of the Units, 90,000 shares issuable upon conversion of Series B Preferred Stock, and 135,000 shares issuable upon exercise of Warrants. The address of this shareholder is 71 Briarwood Ave., Norwood, N.J.  07648.

(14)
Helen Hausmann:  Number of shares beneficially owned prior to offering includes 60,000 shares of Common Stock owned of record, 60,000 shares issuable upon conversion of Series B Preferred Stock, and 90,000 shares issuable upon exercise of Warrants.  The address of this shareholder is 41 Eastgate Drive, Apt. D, Boynton Beach, FL  33436.

(15)
James Ogilvie: Mr. Ogilvie is our VP of Business Development.  The number of shares beneficially owned prior to offering includes 16,000 shares issuable upon conversion of Series A Preferred Stock, 24,000 shares issuable upon the exercise of Series A Warrants, 9,864 shares of Common Stock owned of record, 2,000 shares of Common Stock issued as part of the Units, 2,000 shares issued upon conversion of the Series B Preferred Stock, and 3,000 shares issuable upon exercise of the Warrants.  The address of this shareholder is 360 West Broadway, #422, Salt Lake City, Utah, 84101.

(16)
Kingsbrook Opportunities Master Fund LP:  Number of shares beneficially owned prior to offering includes 100,000 shares of Common Stock owned of record, 100,000 shares issuable upon conversion of Series B Preferred Stock, and 150,000 shares issuable upon exercise of Warrants.  The address of this shareholder is c/o Kingsbrook Partners LP, 689 Fifth Ave, 12th Floor, New York, New York  10022.

(17)
Horberg Enterprises LP:  Number of shares beneficially owned prior to offering includes 2,500 shares of Common Stock held of record, 60,000 shares of Common Stock owned of record, 60,000 shares issuable upon conversion of Series B Preferred Stock, and 90,000 shares issuable upon exercise of Warrants. The address of this shareholder is 289 Prospect Ave, Highland Park, IL  60035.

Each time a selling shareholder sells any securities offered by this prospectus, the selling shareholder is required to provide you with this prospectus and, to the extent required, a related prospectus supplement containing specific information about such selling shareholder and the terms of the securities being offered in the manner required by the Securities Act. Any prospectus supplement will, to the extent required, set forth the following information with respect to the selling shareholder:
•	the name of the selling shareholder;
•	the nature of any position, office or other material relationship that the selling shareholder has had within the last three years with us, our predecessors or any of our affiliates;
•	the amount of Common Stock owned by the selling shareholder prior to the offering;
•	the amount of Common Stock to be offered for the selling shareholder's account; and
•	the amount and (if one percent or more) the percentage of Common Stock to be beneficially owned by the selling shareholder after the completion of the offering.
No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time a selling shareholder offers or sells Common Stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.
DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of material terms of our Common Stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our articles of incorporation, bylaws and the designations of rights of our Series A and Series B Convertible Preferred Stock, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.
As of April 14, 2017, our authorized capital stock was 150,000,000 shares. Those shares consisted of: (1) 50,000,000 shares of preferred stock, no par value, of which (A) 2,000,000 shares are designated as Series A 8% Convertible Preferred Stock and were issued and outstanding; and (B) 1,800,000 shares are designated as Series B Convertible Preferred Stock, of which 1,559,000 were offered and sold to the selling shareholders under a Securities Purchase Agreement dated March 21, 2017, the closing of which occurred April 3, 2017; and (2) 100,000,000 shares of Common Stock, no par value, of which (A) 3,678,798 shares were issued and outstanding. In addition, as of April 14, 2017, (B) at least 2,000,000 shares of Common Stock were reserved for issuance pursuant to the conversion of our Series A Preferred Stock, (C) at least 1,800,000 shares of Common Stock were reserved for issuance pursuant to conversion of our Series B Preferred Stock; (D) at least 5,000,000 shares of Common Stock were reserved for issuance pursuant to warrants held by the Series A Preferred Stockholders at $2.75 per share; (E) at least 2,338,500 shares of Common Stock were reserved for issuance pursuant to the Warrants exercisable at $2.75 per share, (F) 168,518 shares of Common Stock were reserved for issuance pursuant to unexercised options granted under our stock option plans with a weighted average exercise price of $3.53 per share, 106,001 of which are currently exercisable, and (G) 72,000 shares of Common Stock were authorized but unvested pursuant to restricted stock awards.
Common Stock
Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of Common Stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of Common Stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Common Stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.
Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of Common Stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of Common Stock are fully paid and non-assessable. Our Common Stock is traded on the NASDAQ Capital Market under the symbol "DYNT."
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Interwest Transfer Company, with a mailing address of 1981 East Murray Holladay Road, Salt Lake City, Utah  84117.
Preferred Stock
As of the date of this prospectus, we have 46,200,000 shares of authorized but unissued preferred stock that are undesignated, 2,000,000 shares of authorized preferred stock designated as our Series A 8% Convertible Preferred Stock, and 1,800,000 shares of authorized preferred stock designated as our Series B Convertible Preferred Stock.
At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our Common Stock:
•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class of preferred stock.
The rights of any class or series of preferred stock may include, among others:
•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.
We may issue shares of, or rights to purchase, preferred stock, the terms of which might:
•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Common Stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.
Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.
Series A Preferred Stock
The following is a summary of the terms of the Series A Preferred Stock contained in the Series A Certificate of Designations, Preferences and Rights ("Series A Certificate of Designation") filed with the Utah Division of Corporations and Commercial Code (the "Utah Division") in June 2015.  This summary is not complete and is qualified in its entirety by the full text of the Series A Certificate of Designation.
Voting. The Series A Preferred Stock votes on an as-converted basis, one vote for each share of Common Stock issuable upon conversion of the Series A Preferred Stock, provided, however, that no holder of Series A Preferred Stock issued prior to December 28, 2016, may cast votes equivalent to the number of shares of Common Stock issuable upon conversion of such Series A Preferred Stock held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred Stock for its Series A Preferred Stock, divided by (y) the greater of (i) $2.50 and (ii) the market price of the Common Stock (this is defined as the "Voting Cutback").

The purchase price per share of Series A Preferred Stock issued in December 2016 was greater than the market price of the Common Stock on the date of issuance. Therefore, there is no Voting Cutback applicable to the shares of Series A Preferred Stock issued in that offering.
Certain Changes and Amendments.  Without the consent of holders of at least a majority of the then outstanding shares of Series A Preferred Stock, we may not: (i) amend or repeal the Series A Designation or our Articles of Incorporation or Bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of the Series A Preferred Stock; (ii) reclassify or amend any of our securities in a manner that adversely affects the designations, preferences, powers and/or the relative participating, optional or other special rights, or the restrictions provided for the benefit of the Series A Preferred Stock; (iii) authorize, issue or sell any (A) class or series of capital stock (including shares of treasury stock) that would be classified as senior to or pari passu with the Series A Preferred Stock or (B) rights, options, warrants or other securities (including debt securities) convertible into or exercisable or exchangeable for capital stock or any equity security or having any other equity feature, in each case, that would be classified as either senior to or pari passu with the Series A Preferred Stock; (iv) purchase or redeem or pay or declare any dividend on any shares of our capital stock, other than redemptions of or dividends on the Series A Preferred Stock; (v) increase the number of authorized shares of Series A Preferred Stock; or (vi) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.  The holders of a majority of the Series A Preferred Stock consented to the offer and sale of the Series B Preferred Stock.
Dividends. Prior to conversion, each share of Series A Preferred Stock carries an annual cumulative dividend at a rate of 8.0% of $2.50, plus all accrued but unpaid dividends thereon ("Series A Dividends"). Series A Dividends may be paid at the discretion of the Company in cash or in shares of Common Stock, subject to shareholder approval. If the Board of Directors declares a dividend payable upon the Common Stock, whether in cash, in kind or in other securities or property, the holders of the outstanding shares of Series A Preferred Stock are entitled to the amount of dividends that would be payable in respect of the number of shares of Common Stock into which the shares of Series A Preferred Stock could be converted, which may result in shares of Common Stock being issued at less than market prices.  Shareholder approval is required for issuance of Common Stock in lieu of cash in payment of Series A Dividends to insiders (officers, directors, employees and consultants of the Company) when such shares of Common Stock may be issued at prices that are below the market price at the date of issuance.
Liquidation. The Series A Preferred Stock ranks senior to the Common Stock and the Series B Preferred Stock with respect to distributions upon our deemed dissolution, liquidation or winding-up, and has a per share liquidation preference equal to $2.50 plus all accrued but unpaid dividends thereon.
Conversion. Each share of Series A Preferred Stock is convertible into Common Stock at a price of $2.50 per share; provided, however, that prior to receipt of shareholder approval, the Series A Preferred Stock issued by the Company in December 2016, in the aggregate, shall not be convertible, as discussed above.
A holder may elect to have its shares of Series A Preferred Stock subject to a provision prohibiting the conversion of such shares to the extent that, after giving effect to such conversion, the holder (together with the holder's affiliates, and any other persons acting as a group together with the holder or any of the holder's affiliates), would beneficially own in excess of 4.99% of the outstanding Common Stock. This restriction does not apply to a shareholder unless the shareholder elects to be bound by the 4.99% limitation.
Forced Conversion.  The Company has the right to force the conversion of one-half of the outstanding Series A Preferred Stock into Common Stock on a 1:1 basis if all of the following conditions have been met: (1) the Common Stock has a bid price of at least $7.50 per share on each of the 40 trading days prior to the date in question; (2) the daily trading volume for the prior 90 trading days exceeds 30,000 shares; (3) the Company is listed in good compliance on the NASDAQ (or another national exchange) at the time of conversion, and (4) certain other conditions have been met. We would then have the right to convert the remaining outstanding Series A Preferred Stock into Common Stock on a 1:1 basis if all of the following conditions have been met: (1) the Common Stock has a bid price of at least $10.00 per share on each of the 40 trading days prior to the date in question; (2) the daily trading volume for the prior 90 trading days exceeds 50,000 shares; (3) the Company is listed in good compliance on the NASDAQ (or another national exchange) at the time of conversion and (4) certain other conditions have been met.
Redemption.  Upon certain "Triggering Events" as defined in Section 9 of the Series A Certificate of Designation, which generally refer to our failure to meet our obligations to the holders of the Series A Preferred Stock under the Registration Rights Agreement as described below or to comply with material provisions of the Series A Certificate of Designation, including without limitation, the conversion, dividend and liquidation rights of the Series A Preferred Stock, a holder of Series A Preferred Stock, at the holder's sole option, may require us to redeem all of such holder's shares of Series A Preferred Stock.  Under certain of the Triggering Events, the holder may require, again at the holder's sole option that the redemption price be paid in cash or in shares of Common Stock.  If the holder elects to receive the redemption price paid in shares of Common Stock, then the redemption price is to be a number of shares of Common Stock equal to the applicable redemption amount divided by 75% of the average of the volume weighted average price of the Common Stock for the 10 trading days immediately prior to the date of the holder's election; provided, however, that, prior to shareholder approval, the Company shall not, under any circumstances, issue a number of shares of Common Stock in a redemption equal to more than 19.99% of the number of shares of Common Stock outstanding immediately prior to the date of issuance (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization).  In the alternative, the holder may elect to require that the Company increase the dividend rate on all of the outstanding Series A Preferred Stock held by such holder to 18% per annum thereafter.  If a holder elects redemption and we fail to pay in full the redemption price on the date such amount is due (whether in cash or shares of Common Stock as elected by the shareholder), we will be required to pay interest on the redemption amount at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the redemption amount, plus all such interest thereon, is paid in full.

Director Rights and Registration Rights.  The holders of the Series A Preferred Stock hold certain "Director Rights" described below.  Under these rights, the size of our Board of Directors was increased to up to seven members and the holders of the Series A Preferred Stock (the "Preferred Investors") were granted the right to appoint up to three members (each a "Preferred Director") of our Board ("Director Rights") for so long as they own or would beneficially own at least 28.6% of the Common Stock of the Company (either directly, or indirectly, through ownership of Common Stock or Series A Preferred Stock convertible into Common Stock, but excluding any related warrants exercisable for Common Stock) (the "Threshold Ownership Percentage").  In compliance with NASDAQ Listing Rule 5640, the number of Preferred Directors shall be reduced pro ratably with any reduction in ownership by the Preferred Investors below the Threshold Ownership Percentage, so that the number of Preferred Directors is approximately equal to the Preferred Investors' direct or indirect ownership of the Common Stock of the Company.  The Director Rights may be exercised at the discretion of certain affiliates of Prettybrook Partners LLC ("Prettybrook") for so long as Prettybrook and/or its affiliates own at least fifty percent (50%) of the outstanding Series A Preferred Stock.
Notwithstanding anything set forth above, the holders of the Series A Preferred Stock shall not have any rights to elect any Preferred Directors unless they own or would beneficially own at least 10% of the Common Stock of the Company either directly, or indirectly, through ownership of Common Stock or Series A Preferred Stock convertible into Common Stock, but excluding any Series A Warrants exercisable for Common Stock (the "Director Rights Period").  Common Stock of the Company has no voting, nomination, election or other rights with respect to the Preferred Directors.
In accordance with the terms set forth above, the holders of the Series A Preferred Stock have appointed to our Board of Directors, Erin S. Enright, David B. Holtz and Brian M. Larkin as Preferred Directors. The business experience and other qualifications of the Preferred Directors are set forth in our proxy statement for our annual meeting of shareholders held December 16, 2016, filed with the Commission on October 28, 2016. In addition to the Director Rights, the holders of the Series A Preferred Stock have the right to appoint one observer (who is not a Preferred Director) who may be present at any meetings of the Board of Directors and participate in discussions among the Board members, but will not have any voting rights on any matters. So long as Prettybrook owns at least fifty percent (50%) of the outstanding Series A Preferred Stock, Prettybrook has the right to choose such observer.  Prettybrook has appointed Stuart M. Essig as the observer to the Board.  Mr. Essig is also a shareholder of the Company and is the husband of Ms. Enright, one of the Preferred Directors.  Mr. Essig and Ms. Enright are managers of Prettybrook Partners LLC, and Ms. Enright is trustee of the Stuart Essig Family Trust (the "Trust"). Mr. Essig and the Trust are selling shareholders under this prospectus.
We also granted to the investors of the Series A Preferred Stock in June 2015 and in December 2016, certain registration rights pursuant to a registration rights agreement dated June 30, 2015, obligating us to register all shares of Common Stock issuable upon conversion or in payment of Series A Dividends with respect to the shares of Series A Preferred Stock and certain warrants issued these investors.  Registration statements No. 333-205934 (effective August 13, 2015) and No. 333-215800 (effective February 10, 2017).
Series B Preferred Stock
On March 29, 2017, we filed the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock ("Series B Certificate of Designation") with the Utah Division.  The following is a summary of the terms of the Series B Preferred Stock under the Series B Certificate of Designation filed with the Utah Division.  The following summary is qualified by the terms contained in the Series B Certificate of Designation.
Voting. The Series B Preferred Stock votes on an as-converted basis, subject to the Beneficial Ownership Limitation, described below, one vote for each share of Common Stock issuable upon conversion of such Series B Preferred Stock held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series B Preferred Stock for its Series B Preferred Stock, divided by (y) the greater of (i) $2.50 and (ii) the closing bid price of the Common Stock on the trading day immediately prior to the date of issuance of such holder's Series B Preferred Stock.  However, until such time as shareholder approval is obtained, the Series B Preferred Stock will not be convertible into shares of Common Stock and therefore will not have voting rights.

Certain Amendments and Changes.  Without the consent of holders of at least a majority of the then outstanding shares of Series B Preferred Stock, the Company may not: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B Preferred Stock, (iii) amend the Articles of Incorporation in any manner that adversely affects any rights of the holders of the Series B Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.  In addition, without the consent of all of the holders of the Series B Preferred Stock, the number of authorized shares of Series B Preferred Stock may not be increased.
Dividends. Prior to conversion, each share of Series B Preferred Stock carries an annual dividend at a rate of 8% of $2.50, plus all accrued but unpaid dividends thereon ("Series B Dividends").  Series B Dividends may be paid at the discretion of the Company in cash or in shares of Common Stock, subject to shareholder approval.  If the Board of Directors declares a dividend payable upon the Common Stock, whether in cash, in kind or in other securities or property, the holders of the outstanding shares of Series B Preferred Stock are entitled to the amount of dividends that would be payable in respect of the number of shares of Common Stock into which the shares of Series B Preferred Stock could be converted.
Liquidation. The Series B Preferred Stock ranks senior to the Common Stock, and is subject to the preferences of the Series A Preferred Stock, with respect to distributions upon our deemed dissolution, liquidation or winding-up, and has a per share liquidation preference equal to $2.50 plus all accrued but unpaid dividends thereon.
Conversion. Each share of Series B Preferred Stock is convertible into Common Stock at a conversion price of $2.50 per share, subject to the Beneficial Ownership Limitation, described below; but not until such time as shareholder approval is received.
Beneficial Ownership Limitation.  Unless a holder elected at the time of issuance that it shall not apply, the Series B Certificate of Designation provides that the Company shall not effect any conversion of such holder's shares of Series B Preferred Stock, and such holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion of the holder's Series B Preferred Stock such holder (together with such holder's affiliates, and any persons acting as a group together with such holder or any of such holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by the applicable holder (the "Beneficial Ownership Limitation").  A holder, upon prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its shares of Series B Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series B Preferred Stock held by the holder.
Forced Conversion.  The Company has the right to convert one-half of the then outstanding Series B Preferred Stock into Common Stock on a 1:1 basis if all of the following conditions have been met: (1) the Common Stock has a daily volume weighted average price ("VWAP") as defined in the Series B Certificate of Designation of at least $7.50 per share on each of the 40 trading days prior to the date in question; (2) the Company is listed in good compliance on the NASDAQ (or another national exchange) at the time of conversion, and (3) certain other conditions have been met.  The Company will have the right to convert the remaining outstanding Series B Preferred Stock into Common Stock on a 1:1 basis if all of the following conditions have been met: (1) the Common Stock has a VWAP price of at least $10.00 per share on each of the 40 trading days  prior to the date in question; (2) the Company is listed in good compliance on the NASDAQ (or another national exchange) at the time of conversion and (3) certain other conditions have been met.
Redemption.  Upon certain "Triggering Events" as defined in Section 9 of the Series B Certificate of Designation, which generally refer to our failure to meet our obligations to the holders of the Series B Preferred Stock under the Registration Rights Agreement as described below or to comply with material provisions of the Series B Certificate of Designation, including without limitation, the conversion, dividend and liquidation rights of the Series B Preferred Stock, a holder of Series B Preferred Stock, at the holder's sole option, may require us to redeem all of such holder's shares of Series B Preferred Stock.  Under certain of the Triggering Events, the holder may require, again at the holder's sole option that the redemption price be paid in cash or in shares of Common Stock.  If the holder elects to receive the redemption price paid in shares of Common Stock, then the redemption price is to be a number of shares of Common Stock equal to the applicable redemption amount divided by 75% of the average of the volume weighted average price of the Common Stock for the 10 trading days immediately prior to the date of the holder's election; provided, however, that, prior to shareholder approval, the Company shall not issue any shares of Common Stock pursuant to the Section 9 redemption provisions.  In the alternative, the holder may elect to require that the Company increase the dividend rate on all of the outstanding Series B Preferred Stock held by such holder to 18% per annum thereafter.  If a holder elects redemption and we fail to pay in full the redemption price on the date such amount is due (whether in cash or shares of Common Stock as elected by the shareholder), we will be required to pay interest on the redemption amount at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the redemption amount, plus all such interest thereon, is paid in full.
DESCRIPTION OF WARRANTS
On March 21, 2017, we entered into a Securities Purchase Agreement, which closed on April 3, 2017, for the sale of 1,559,000 units, each unit including one share of Common Stock priced at $2.50 per share, one share of Series B Preferred Stock priced at $2.50 per share, and one Warrant to purchase 1.5 shares of Common Stock for $2.75 per share.
The Warrants may not be exercised until we have obtained shareholder approval.  The Warrants are exercisable for cash for a term of six years from the date of issuance or, in certain circumstances, in a cashless exercise. Unless a holder elects otherwise, the holder of a Warrant is restricted from the exercise of the Warrant or any portion thereof held by such holder, to the extent that, after giving effect to the exercise, such holder (together with such holder's affiliates, and any persons acting as a group together with such holder or any of such holder's affiliates) would beneficially own in excess of 4.99% (or 9.99%, as such holder may elect) of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise (the "Beneficial Ownership Limitation").

PLAN OF DISTRIBUTION
We are registering an aggregate of 5,456,500 shares of Common Stock held by or issuable to the selling shareholders identified in this prospectus pursuant to registration rights granted to the selling shareholders under certain agreements. We are also registering an indeterminate number of shares of Common Stock that may be issued in the future in payment of dividends and otherwise with relation to or in connection with the Series B Preferred or pursuant to provisions of the Series B Preferred and the Warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
Each selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The NASDAQ Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Selling shareholders may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered in this prospectus. The selling shareholders will bear any brokerage commissions and similar selling expenses that may result from their resale of the shares of Common Stock offered in this prospectus.
Some of the underwriters, dealers or agents used by the selling shareholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or the selling shareholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the selling shareholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such selling shareholders for certain expenses.
Any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.
Any underwriters to which offered securities are sold by the selling shareholders for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.
To comply with the securities laws of some states, if applicable, the securities may be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
LEGAL MATTERS
Durham Jones & Pinegar, P.C., Salt Lake City, Utah, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS
The consolidated financial statements of Dynatronics Corporation as of June 30, 2016 and for the year then ended, incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Dynatronics Corporation as of June 30, 2015 and for the year then ended, incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance on the report of Mantyla McReynolds, LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Hausmann Industries, Inc. as of and for the years ended December 31, 2016 and 2015, incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance on the report of Tanner LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates. The selling shareholders will not bear any portion of such expenses.

Securities and Exchange Commission registration fee	$1,786
Legal fees and expenses	10,000	*
Accounting fees and expenses	34,000	*
Printing expenses		**
Miscellaneous	2,000	*

Total	$47,786	**

* Estimated.
**	These fees are calculated at least in part based on the amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.
Section 16-10a-841 of the Utah Revised Business Corporation Act (the "Revised Act") allows a Utah corporation to provide, in its articles of incorporation, bylaws or by shareholder resolution, for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the Revised Act, and (iv) intentional violation of criminal law.
Section 16-10a-902 of the Revised Act provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director's conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in a proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit. All indemnification is limited to reasonable expenses only.
Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.
In addition to the indemnification provided by Sections 902 and 903, Section 6-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.
Under Section 16-10a-904 of the Revised Act, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification. The director's undertaking need not be secured and may be accepted without reference to financial ability to make repayment. Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

The determination required under Sections 16-10a-904 and 16-10a-906 of the Revised Act must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.
Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
Section 16-10a-908 of the Revised Act provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the Revised Act.
Section 16-10a-909 of the Revised Act provides that a provision treating a corporation's indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.
The registrant's Articles of Incorporation, as amended, provide that, to the fullest extent permitted by the Revised Act or any other applicable law, a director of the registrant will not be personally liable to the registrant or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the registrant or its shareholders, (c) a violation of Section 16-10a-842 of the Revised Act (regarding unlawful distributions) or (d) an intentional violation of criminal law.
The Articles of Incorporation also provide that, to the fullest extent permitted by the Revised Act or other applicable law, (a) the registrant will indemnify a person made or threatened to be made a party to any action for all liabilities and expenses incurred by such person in connection with such action because such person is or was a director or officer of the registrant or served at the request of the registrant as a director, officer, partner, trustee, employee, fiduciary or agent of another entity and (b) the registrant will advance expenses to such person in advance of a final disposition of such action.
The Articles of Incorporation further provide that neither an amendment nor repeal of such provisions of the registrant's Articles of Incorporation, nor the adoption of a provision of the registrant's Articles of Incorporation that is inconsistent with such provisions, will eliminate or reduce the effect of such provisions with respect to any matter that occurs or action or proceeding that accrues or arises prior to such amendment or repeal of such provisions or the adoption of a provision that is inconsistent with such provisions.
The registrant's Bylaws require the Registrant to indemnify any individual made a party to a proceeding because the individual is or was a director of the Registrant, against liability incurred in the proceeding, but only if the Registrant has authorized the payment in accordance with Section 16-10a-906(4) of the Revised Act and a determination has been made in accordance with the procedures set forth in Section 16-10a-906(2) of the Revised Act that the individual has met the standards of conduct set forth in items (a), (b), and (c) below.

(a) Standard of Conduct. The Registrant is required to indemnify the individual if the Registrant determines that:
(1) the individual's conduct was in good faith; and
(2) the individual reasonably believed that the individual's conduct was in, or not opposed to, the Registrant's best interests; and
(3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.
(b) The Registrant may not indemnify an individual:
(1) in connection with a proceeding by or in the right of the Registrant in which the individual was adjudged liable to the Registrant; or
(2) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.
(c) Indemnification permitted under the Bylaws in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.
The Bylaws also provide that if a determination is made following the procedures of Section 16-10a-906(2) of the Revised Act that the individual has met the following requirements; and if an authorization of payment is made, following the procedures and standards set forth in Section 16-10a-906(4) of the Revised Act, then unless otherwise provided in the Articles of Incorporation, the Registrant shall pay for or reimburse the reasonable expenses incurred by an individual who is a party to a proceeding because he is or was a director of the Registrant in advance of final disposition of the proceeding, if:
(a) The individual furnishes to the Registrant a written affirmation of the individual's good faith belief that the individual has met the standard of conduct described above;
(b) The individual furnishes to the Registrant a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited general obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and
(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Bylaws or Part 9 of the Revised Act.
Unless otherwise provided in the Articles of Incorporation, the Bylaws require the Registrant to indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the Registrant to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the Registrant, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the Board of Directors.
The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the registrant.
Item 16.	Exhibits.

The exhibits required to be filed as a part of this Registration Statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the  Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cottonwood Heights, State of Utah, on April 14, 2017.

DYNATRONICS CORPORATION

By:	/s/ Kelvyn H. Cullimore
Kelvyn H. Cullimore
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Kelvyn H. Cullimore and David A. Wirthlin, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Name	Title	Date
/s/ Kelvyn H. Cullimore Kelvyn H. Cullimore	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)	April 14, 2017

/s/ David A. Wirthlin David A. Wirthlin	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2017

/s/ Erin S. Enright Erin S. Enright	Director	April 14, 2017

/s/ David B. Holtz David B. Holtz	Director	April 14, 2017

/s/ Brian M. Larkin Brian M. Larkin	Director	April 14, 2017

/s/Scott A. Klosterman Scott A. Klosterman	Director	April 14, 2017

/s/ R. Scott Ward R. Scott Ward	Director	April 14, 2017

INDEX TO EXHIBITS

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Dynatronics Corporation, incorporated by reference to Ex 3.1 to Registration Statement on Form S-3 filed January 27, 2017.

3.2
Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Dynatronics Corporation, incorporated by reference to Ex 3.1 to Current Report on Form 8-K filed April 4, 2017.

3.3	Amended and Restated Bylaws, adopted July 20, 2015, incorporated by reference to Current Report on Form 8-K, filed July 22, 2015.

4.1
Form of certificate representing Common Stock, no par value, incorporated by reference to a Registration Statement on Form S-1 (No. 2-85045) filed with the Securities and Exchange Commission and effective November 2, 1984.

4.2	Form of certificate representing Series B Convertible Preferred Stock, filed herewith.

4.3	Form of Warrant, incorporated by reference to Current Report on Form 8-K filed on March 22, 2017

5	Opinion of Legal Counsel as to legality of securities being registered, filed herewith.

23.1	Consent of Legal Counsel (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm BDO USA, LLP, filed herewith.

23.3	Consent of Independent Registered Public Accounting Firm Mantyla McReynolds, LLC, filed herewith.

23.4	Consent of Independent Registered Public Accounting Firm Tanner LLC, filed herewith.

24	Power of Attorney (included on Signature Page)